Exhibit 10.16
SALARY CONTINUATION AGREEMENT
This Salary Continuation Agreement (the “Agreement”) is dated December 29, 2008 between Meridian Bioscience, Inc., an Ohio Corporation (the “Corporation”) and John A. Kraeutler, Chief Executive Officer (“Executive”).
WITNESSETH:
WHEREAS, the Corporation and Executive wish to amend a salary continuation agreement dated January 19, 1995, and previously amended on April 24, 2001, to be compliant with Section 409A of the Internal Revenue Code, as amended;
WHEREAS, Executive is a Specified Employee as defined in Article I below;
WHEREAS, it is the consensus of the Board of Directors that Executive’s services have been of exceptional merit, in excess of the compensation paid and an invaluable contribution to the profits and position of the Corporation in its field of activity;
WHEREAS, the Board of Directors further believes that Executive’s experience, knowledge of corporate affairs, reputation and industry contacts are of such value and his continued services so essential to Corporation’s future growth and profits that it would suffer severe financial loss should Executive terminate his services; and
WHEREAS, it is the desire of the Corporation and the Executive to enter into this Agreement under which the Corporation will agree to make certain payments to Executive upon his retirement or disability and, alternatively, to his beneficiaries in the event of his premature death while employed by Corporation.
NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, the Corporation and the Executive, agree as follows:
I.	ARTICLE ONE — DEFINITIONS
A.	Effective Date

The effective date of this Agreement shall be January 19, 1995.

B.	Normal Retirement Date

The Normal Retirement Date shall mean retirement from service with the Corporation which becomes effective on the first day of the calendar month following the month in which the Executive reaches his 62nd birthday.

C.	Early Retirement Date

Early Retirement Date shall mean a retirement from service which is effective prior to the Normal Retirement Date, stated above, provided the Executive has attained age 60 and shall have completed 15 years of service.

D.	Severance Benefits

Severance Benefits shall mean those benefits to which the Executive is entitled in the event he is discharged by the Corporation without due cause. Any dispute as to determination of “due cause” shall be subject to the terms of Article VI.B., “Claims Procedure”.

E.	Termination of Service

Termination of Service shall mean voluntary resignation of service by the Executive (exclusive of early retirement or disability) or the Corporation’s discharge of the Executive for due cause.

F.	Specified Employee

Specified Employee shall have the meaning defined in IRC Section 409A, as amended.
II.	ARTICLE TWO — EMPLOYMENT
A.	Employment

Corporation agrees to employ Executive in such capacity as the Corporation may from time to time determine with such duties, responsibilities and compensation as determined by the Board of Directors.

Executive agrees to remain in the Corporation’s employment; to devote his full time and attention exclusively to the business of the Corporation and to use his best efforts to provide faithful and satisfactory service to Corporation.

Employment services shall include temporary disability not to exceed three months and “leaves of absence” specifically granted Executive by the Board of Directors.

B.	No Employment Agreement Created

No provision of this Agreement shall be deemed to restrict or limit any existing employment agreement by and between the Corporation and the Executive nor shall any conditions herein create specific employment rights to the Executive nor limit the right of the Corporation to discharge the Executive with or without cause. In a similar fashion, no provision shall limit the Executive’s rights to voluntarily sever his employment at any time.

III.	ARTICLE THREE — BENEFITS

The following benefits provided by the Corporation to the Executive are in the nature of a fringe benefit and shall in no event be construed to effect nor limit the Executive’s current or prospective salary increases, cash bonuses or profit-sharing distributions or credits. All benefits paid pursuant to the terms of this Agreement are subject to applicable federal, state and local withholding and income taxes.

A.	Retirement Benefits

If the Executive shall remain in the employment of the Corporation until the Normal Retirement Date defined in Article One, then, in such event, he shall be entitled to receive monthly from the Corporation an amount equal to the maximum value supported by the key employee life insurance policy (Equitable Life policy #44 253 538) on the life of the Executive owned by the Corporation. However, in no event shall the monthly payment to the Executive be less than $3,000. In the event that the value of this life insurance policy is not sufficient to fund a monthly payment of $3,000 for 120 months, the Corporation shall fund the shortfall. On the first day of the seventh month following such “Normal Retirement Date.” The Executive shall receive in a single sum the first seven months of such payments. Thereafter, commencing on the first day of the eighth month following such Normal Retirement Date, the payments shall continue for a period of 113 months.

The maximum value of this retirement benefit shall be calculated by a representative of the life insurance company based on the policy account value at “Normal Retirement Date.” An estimate of the level monthly payments to be provided at retirement shall be calculated by said representative and provided to the Corporation for communication to the Executive on an annual basis.

In the event that the Executive should die following Normal Retirement but before the expiration of 120 months, the unpaid balance of such monthly payments shall be commuted at 8% and paid in a single sum to the beneficiary selected by the Executive in the Beneficiary Designation Form provided by the Corporation. In the absence of or failure of the Executive to designate a beneficiary, the unpaid balance of such monthly payments shall be commuted at 8% and paid in a single sum to the Executive’s estate. For purposes of this paragraph, the single sum amount shall be paid to the beneficiary selected by the Executive, or paid to the Executive’s estate, as the case may be, on the first day of the first month following the month of death.

B.	Early Retirement or Severance Benefit

Executive shall be entitled to receive Early Retirement or Severance Benefits, as those terms are defined herein, provided he shall have attained the age of 60 and completed 15 years of service or, in the alternative, is discharged without cause. Executive shall be entitled to receive monthly, for a continuous period of 120 months, level retirement benefits determined by multiplying the Normal Retirement Benefit determined in Paragraph A of this Article by the following fraction:

The numerator of which is the actual number of months the Executive has been employed by the Corporation beginning January 19, 1995 until his early retirement or the date of his discharge without cause, and;
The denominator of which is the total number of months the Executive would have worked from January 19, 1995 until his Normal Retirement Date.

Such level retirement benefits shall commence on the first day of the seventh month following separation of service, whereby the Executive shall receive in a single sum the first seven months of such payments. Thereafter, commencing on the first day of the eighth month following separation of service, such level retirement benefits shall continue for a period of 113 months.

In the event that the Executive should die following separation of service but before the expiration of the 120 months, the unpaid balance of such monthly payments shall be commuted at 8% and paid in a single sum to the beneficiary selected by the Executive in the Beneficiary Designation Form provided by the Corporation. In the absence or failure of the Executive to designate a beneficiary, the unpaid balance of such monthly payments shall be commuted at 8% and paid in a single sum to the Executive’s estate. For purposes of this paragraph, the single sum amount will be paid to the beneficiary selected by the Executive, or paid to the Executive’s estate, as the case may be, on the first day of the first month following the month of death.

C.	Termination of Service or Voluntary Resignation

Should Executive voluntarily resign from his employment or should he be discharged for cause (exclusive of Early Retirement), all Executive’s benefits under this Agreement shall be forfeited and this Agreement shall become null and void. If a dispute arises as to discharge “for cause”, such dispute shall be resolved as set forth in Article VI. B.

D.	Death Benefit Prior to Retirement

Should the Executive die before the Normal Retirement Date (exclusive of Early Retirement or Severance), the Corporation agrees to pay to the Executive’s designated beneficiary in the Beneficiary Designation Form, or in the absence or failure of the Executive to designate a beneficiary, to the Executive’s estate, a single sum of $350,000 on the first day of the first month following the Executive’s death.

In the event the Executive’s death shall be the result of suicide within a two-year period following the effective date of this Agreement, then no death benefits shall be payable to the Executive or his designated beneficiary.

IV.	ARTICLE FOUR — RESTRICTIONS UPON FUNDING

Corporation shall have no obligation to set aside, earmark or entrust any fund or money with which to pay its obligations under this Agreement. The Executive, his beneficiaries or any successor in interest to him shall be and remain simply a general creditor of the Corporation in the same manner as any other creditor having a general claim for matured and unpaid compensation.

The Corporation reserves the absolute right at its sole discretion to either fund the obligations undertaken by this Agreement or to refrain from funding the same and to determine the extent nature, and method of such funding.

Should Corporation elect to fund this Agreement, in whole or in part, through the purchase of life insurance, mutual funds, disability policies or annuities, the Corporation reserves the absolute right, in its sole discretion, to terminate such funding at any time, in whole or in part. At no time shall Executive be deemed to have any lien nor right, title or interest in or to any specific funding investment or to any assets of the Corporation.

If Corporation elects to invest in a life insurance, disability or annuity policy upon the life of Executive, then Executive shall assist the Corporation by freely submitting to a physical exam and supplying such additional information necessary to obtain such insurance or annuities.

V.	ARTICLE FIVE — MISCELLANEOUS
A.	Alienability and Assignment Prohibition

Except to the extent provided below, neither Executive, his widow nor any other beneficiary under this Agreement shall have any power or right to transfer, assign, anticipate, hypothecate, mortgage, commute, modify or otherwise encumber in advance any of the benefits payable hereunder nor shall any of said benefits be subject to seizure for the payment of any debts, judgments, alimony or separate maintenance owed by the Executive or his beneficiary, nor be transferable by operation of law in the event of bankruptcy, insolvency or otherwise. In the event Executive or any beneficiary attempts assignment, commutation, hypothecation, transfer or disposal of the benefits hereunder, the Corporation’s liabilities shall forthwith cease and terminate. Notwithstanding the preceding prohibition, in the event Executive and his spouse divorce, the value of the benefits payable hereunder may be subject to the division for the benefit of Executive’s spouse pursuant to a divorce decree or other similar domestic relations order.

B.	Binding Obligation of Corporation and Any Successor in Interest

This Agreement shall be binding upon the parties hereto, their successors, beneficiaries, heirs and personal representatives.

C.	Amendment and Revocation

It is agreed by and between the parties hereto that, during the lifetime of the Executive, this Agreement may be amended or revoked at any time or times, in whole or in part, by the mutual written assent of the Executive and the Corporation. For any benefits not yet accrued pursuant to Article III. B., the Corporation shall have the sole discretion to amend or revoke this Agreement at any time or times, in whole or in part, by a written amendment. For purposes hereof, benefits shall be considered to have accrued only to the extent of the Executive’s entitlement under Article III. B. determined as if the Executive is discharged without cause as of the date of the amendment.

D.	Gender

Whenever in this Agreement words are used in the masculine or neuter gender, they shall be read and construed as in the masculine, feminine or neuter gender, whenever they should so apply.

E.	Effect on Other Corporation Benefit Plans

Nothing contained in this Agreement shall affect the right of the Executive to participate in or be covered by any qualified or non-qualified pension, profit sharing, group, bonus or other supplemental compensation or fringe benefit plan constituting a part of Corporation’s existing or future compensation structure.

F.	Non-compete Agreement

In the event the Executive violates any non-competition and confidentiality agreement (or similar agreement) with the Corporation, determined in the sole and absolute discretion of the Plan Administrator, no further benefits shall be payable pursuant to this Agreement. This provision is in addition to any remedies the Corporation might otherwise have for such a violation and does not otherwise modify any such agreement.

G.	Headings

Headings and Subheadings in this Agreement are inserted for reference and convenience only and shall not be deemed a part of this Agreement.

H.	Applicable Law

The validity and interpretation of this Agreement shall be governed by the laws of the State of Ohio.
VI.	ERISA PROVISIONS
A.	Named Fiduciary and Plan Administrator

The “Named Fiduciary and Plan Administrator” of this plan shall be the Compensation Committee of the Board of Directors of the Corporation. The Named Fiduciary and Plan Administrator shall be responsible for the management, control and administration of the Salary Continuation Agreement as established herein. The Named Fiduciary and Plan Administrator may delegate to others certain aspects of the management and operation responsibilities of the plan including the employment of advisors and the delegation of ministerial duties to qualified individuals. The Named Fiduciary and Plan Administrator shall have all powers necessary to discharge its duties under the Agreement, including the sole and absolute authority to interpret and construe the terms and provisions of this Agreement and to determine eligibility for benefits hereunder.

B.	Claims Procedure

In the event that benefits under this Agreement are not paid to the Executive (or to his beneficiary in the case of the Executive’s death) and such claimants feel they are entitled to receive such benefits, then a written claim must be made to the Named Fiduciary and Plan Administrator named above within 60 days from the date payments are refused. The Named Fiduciary and Plan Administrator shall review the written claim and if the claim is denied, in whole or in part, shall provide in writing within 90 days of receipt of such claim, the specific reasons for such denial, reference to the provisions of this Agreement upon which the denial is based and any additional material or information necessary to perfect the claim. Such written notice shall further indicate the additional steps to be taken by claimants if a further review of the claim denial is desired. A claim shall be deemed denied if the Named Fiduciary and Plan Administrator fails to take any action within the aforesaid 90-day period.

If claimants desire a second review, they shall notify the Named Fiduciary and Plan Administrator in writing within 60 days of the first claim denial. Claimants may review the Agreement or any documents relating thereto and submit any written issues and comments they may feel appropriate. In its sole discretion, the Named Fiduciary and Plan Administrator shall then review the second claim and provide a written decision within 60 days of receipt of such claim. This decision shall likewise state the specific reasons for the decision and shall include reference to specific provisions of the Agreement upon which the decision is based. This decision of the Named Fiduciary and Plan Administrator shall be binding and conclusive upon all parties; and may be overturned by a court of competent jurisdiction only upon a finding that the decision was arbitrary and capricious.

IN WITNESS WHEREOF, the parties hereto acknowledge that each has carefully read this Agreement and executed the original thereof on the 29th day of December, 2008 and that, upon execution, each has received a conforming copy.

WITNESS	EXECUTIVE

WITNESS	CORPORATION

SALARY CONTINUTATION BENEFICIARY DESIGNATION
Executive, John A. Kraeutler, under the terms of a certain Salary Continuation Agreement by and between the Executive and Meridian Bioscience, Inc., dated December 29, 2008, hereby designates the following beneficiary to receive any guaranteed payments of death benefits under such Agreement, followinghis death:
PRIMARY BENEFICIARY:
John A. Kraeutler Trust as Amended and Restated November 16, 2007
SECONDARY BENEFICIARY: none
This beneficiary designation hereby revokes any prior beneficiary designation, which may have been in effect.
Such beneficiary designation is revocable at any time by the Executive.
Dated: 12/29/2008

WITNESS	EXECUTIVE

WITNESS